UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report: March 31, 2006
(Date of Earliest Event Reported)
Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana (State or other Jurisdiction of Incorporation)	0-13976 (Commission File Number)	72-0717400 (I.R.S. Employer Identification No.)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 31, 2006, Akorn, Inc. (“Akorn”) entered into a Waiver and Consent to Credit Agreement (the “Waiver and Consent”) with LaSalle Bank National Association (“LaSalle Bank”), the financial institutions party thereto and Akorn (New Jersey), Inc. (“Akorn New Jersey”). Under the Waiver and Consent, LaSalle Bank agreed to waive certain events of default under (i) that certain Credit Agreement dated as of October 7, 2003 among Akorn, LaSalle Bank, the financial institutions party thereto and Akorn New Jersey (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and (ii) that certain Subordination and Intercreditor Agreement dated October 7, 2003 among Akorn, Akorn New Jersey, LaSalle Bank and the John Kapoor Trust dated 9/20/89 (the “Kapoor Trust”), arising out of noncompliance with certain of Akorn’s obligations thereunder which result from Akorn’s payment of $390,519 to the Kapoor Trust in connection with the conversion of an aggregate of approximately $7,297,654 of principal and accrued interest owed to the Kapoor Trust under two convertible promissory notes, each dated July 12, 2001 (the “Subordinated Notes”), into 3,540,281 shares of Akorn’s common stock.
     The description of the Waiver and Consent herein is only a summary and is qualified in its entirety by the full text of such document, which is filed as an exhibit hereto and is incorporated by reference herein.
Item 1.02 Termination of a Material Definitive Agreement.
     The Subordinated Notes were issued in connection with that certain Convertible Bridge Loan and Warrant Agreement dated as of July 12, 2001, between Akorn and the Kapoor Trust (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Pursuant to the Loan Agreement, the Kapoor Trust agreed to provide Akorn with an original principal amount of $5,000,000. This subordinated debt bore an interest rate of prime plus 3%, which was accrued rather than being paid periodically, and was convertible into the common stock of Akorn, at the holder’s option.
     On March 31, 2006, all of the principal and accrued interest owed under the Subordinated Notes was converted into shares of Akorn’s common stock, as described above, and the Loan Agreement was terminated. Akorn did not have the right to prepay the Subordinated Notes prior to their maturity on December 20, 2006. For this reason, and after negotiations with the Kapoor Trust, Akorn paid $390,519 to the Kapoor Trust as an incentive for it to consent to convert the Subordinated Notes prior to the Subordinated Notes’ maturity dates. The conversion of the Subordinated Notes prior to their maturity will save Akorn approximately $200,000 in interest payments after accounting for the $390,519 payment to the Kapoor Trust.
     Dr. John N. Kapoor, the Chairman of Akorn’s Board of Directors, is also the trustee and beneficiary of the Kapoor Trust.
Item 3.02 Unregistered Sales of Equity Securities.
     On March 31, 2006, the Kapoor Trust converted $4,394,442 of principal and accrued interest owed to the Kapoor Trust by Akorn into 1,927,386 shares of the common stock of Akorn at a conversion price of $2.28 per share. In addition, on March 31, 2006, the Kapoor Trust converted $2,903,211 of principal and accrued interest owed to the Kapoor Trust by Akorn into 1,612,895 shares of the common stock of Akorn at a conversion price of $1.80 per share. The issuance of the common stock upon conversion of the Subordinated Notes was exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, because the transaction did not involve a public offering.
     On March 22, 2006, a holder of Series B 6.0% Participating Convertible Preferred Stock (“Series B Stock”) converted 6,200 shares of Series B Preferred Stock of Akorn into 252,344 shares of Akorn’s common stock at a conversion price of $2.70 per share. Also on this date, another holder of Series B Stock converted 6,000 shares of Series B Stock into 244,245 shares of Akorn’s common stock at a conversion price of $2.70 per share. The issuance of the common stock upon conversion of the Series B Stock was exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) and/or Section 3(a)(9) thereof, because the shares of Series B Stock were exchanged for shares of the common stock exclusively with Akorn’s Series B Stock security holders and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.
     On March 17, 2006, a holder of warrants to purchase shares of Akorn’s common stock exercised warrants to purchase 80,769 shares of Akorn’s common stock at an exercise price of $1.00 per share. The issuance of the common stock issued upon the foregoing exercise was exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, because the transaction did not involve a public offering.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Effective as of March 31, 2006, Article I, Section 5 of the bylaws of Akorn was amended to provide that the required percentage of shares necessary to constitute a quorum at an adjourned meeting of the shareholders shall be no less than 33 1/3% of the outstanding shares entitled to vote at such a meeting. The amendment increases the required percentage of shares from the previous quorum requirement of at least one-fourth of the outstanding shares entitled to vote at such a meeting.
     The description of the Amendment to Bylaws herein is only a summary and is qualified in its entirety by the full text of such document, which is filed as an exhibit hereto and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.
3.1	Amendment to Bylaws effective as of March 31, 2006.

10.1	Waiver and Consent to Credit Agreement dated March 31, 2006 between Akorn, LaSalle Bank, the financial institutions party thereto and Akorn New Jersey.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: March 31, 2006